Exhibit 99.1

Kandi Expands Battery Cell Business with Acquisition of Jiangxi Huiyi

JINHUA, CHINA-- (July 19, 2021) - Kandi Technologies Group, Inc. (the “Company,” “we” or “Kandi”) (NASDAQ GS: KNDI), today announced the expansion of its battery cell business with the acquisition of a leading cell producer in Jiangxi Province, China. Kandi is a leader in electric vehicles and associated parts, including the cell business of subsidiary Ankao and the intelligent battery exchange system, so this acquisition is a natural fit to its vertical integration strategy. The company to be acquired, Jiangxi Province Huiyi New Energy Co., Ltd. (“Jiangxi Huiyi”), produces approximately 90 million 18650 lithium-ion rechargeable cells annually. The cells have a variety of applications, especially in consumer products. Kandi intends to further grow its cell business by using the newly acquired technology to address many new applications, eventually including EV battery packs.

Mr. Hu Xiaoming, Chairman and CEO of Kandi commented, “With the rapid growth of new forms of electric propulsion mobility, the battery industry is literally in its infancy. Whether it is classic pure-EV automobiles, recreational products like hoverboards, or the air transportation of the future, eVTOLS, the need for powerful, safe, and reliable battery storage will grow exponentially over the coming decades. Kandi already has significant expertise in electric propulsion, so this acquisition is the first step to take our expertise and market presence to the next level. Jiangxi Huiyi is already a high volume, profitable producer. Under Kandi’s ownership, we intend to grow volume and market share by leveraging their technology to address many emerging applications.”

Mr. Liao Zongjiang, Chairman of Jiangxi Huiyi added, “We are honored to join the Kandi family. We are confident that Jiangxi Huiyi can achieve a net annual profit of no less than RMB 15 million (approximately $2.3 million) with no extra investment. With the resources of Kandi behind us and with incremental investment, we will endeavor to increase our targeted net profits to RMB 35 million (approximately $5.4 million) in 2023 and RMB 100 million ($15.4 million) by 2025.”

Deal Terms

On July 13, 2021 (“Signing Date”), Kandi’s wholly owned subsidiary Zhejiang Kandi Technologies Group Co., Ltd. (“Zhejiang Kandi Technologies”) signed a Share Transfer Agreement and a Supplementary Agreement with the shareholders of Jiangxi Huiyi to purchase all its equity shares. Consummation of the transactions contemplated in the Share Transfer Agreement and Supplementary Agreement is expected to take place no later than thirty business days and no later than three years after the Signing Date respectively.

Pursuant to the terms of the Share Transfer Agreement, Zhejiang Kandi Technologies will acquire all the equity interests of Jiangxi Huiyi with a purchase price of RMB 50 million (approximately $7.7 million) in cash. Zhejiang Kandi Technologies is obligated to pay half of the price no later than five business days after the Signing Date, with the remaining half paid upon consummation of the transaction (the “Closing Date”). Pursuant to the Supplementary Agreement, the Company may issue up to 858,770 shares of registered stock each year for the next three years to the shareholders of Jiangxi Huiyi, conditioned on the fulfillment of the condition that Jiangxi Huiyi achieve no less than RMB 15 million (approximately $2.3 million) net income over the course of each of the following three years.

About Jiangxi Huiyi

Located in Jiangxi Province, China, Jiangxi Huiyi is a leading battery producer with daily output of 250,000 units of 18650 lithium-ion cells. The Company possesses many safety and efficiency certifications, such as ISO9001, ISO14001, OHSAS18001, and is certified for export. Jiangxi Huiyi participates in many industry trade associations: it currently holds a vice-presidential role in the China Lithium Battery Industry Association, is a member of the China Chemical and Physical Power Supply Industry Association, vice president role of China Lithium Battery Hundreds Association, and has joined the Lithium-ion Battery Safety Standard Working Group in formulating industry standards, Furthermore, it is an Observer of the National Bicycle Standardization Committee and a member of the working group for the drafting of the quality group standard for electric scooters. Jiangxi Huiyi won China’s Lithium Battery Industry’s Most Commercially Valuable Investment Award, China’s Lithium Battery Industry Annual Best New Brand Award, and Golden Globe Award for Advanced Engineering Lithium Electric Vehicles 2017 Customer Trusted Brand. The company has a total of 47 patent and applications, including 14 invention patents (5 authorized), 25 utility model patents (16 authorized), and 8 appearance patents (5 authorized).

About Kandi Technologies Group, Inc.

Kandi Technologies Group, Inc. (KNDI), headquartered in Jinhua Economic Development Zone, Zhejiang Province, is engaged in the research, development, manufacturing, and sales of various vehicular products. Kandi conducts its primary business operations through its wholly-owned subsidiary, Zhejiang Kandi Technologies Group Co., Ltd. (“Zhejiang Kandi Technologies”), formerly, Zhejiang Kandi Vehicles Co., Ltd.) and its subsidiaries including Zhejiang Kandi Smart Battery Swap Technology Co., Ltd, and SC Autosports, LLC (d/b/a Kandi America), the wholly-owned subsidiary of Kandi in the United States, and its wholly-owned subsidiary, Kandi America Investment, LLC. Zhejiang Kandi Technologies has established itself as one of China’s leading manufacturers of pure electric vehicle parts and off-road vehicles.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on the SEC’s website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

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Contacts:

Kandi Technologies Group, Inc.

Ms. Kewa Luo

+1 (212) 551-3610

IR@kandigroup.com

The Blueshirt Group

Mr. Gary Dvorchak, CFA

gary@blueshirtgroup.com